23 August 2007

John Racine
President & CEO
Catuity Inc.
300 Preston Blvd.
Suite 302
Charlottesville, VA 22901
USA

RE: Letter of Intent to Acquire Loyalty Magic

Dear John,

1	Acquisition and Service Agreement

This Letter of Intent records the intention of Wishlist Holdings Ltd (“Wishlist Holdings”) in relation to the proposed acquisition by Wishlist Holdings of all of the shares on issue in Loyalty Magic Pty Ltd (“Loyalty Magic”) (“Acquisition”). Loyalty Magic is a wholly owned subsidiary of Catuity Inc.

The parties acknowledge that at the time this Letter of Intent is signed, a Liquidation Agreement between Catuity Inc., Loyalty Magic, Chip Application Technologies Pty Limited, CIT Cards Australia Pty Limited, Gottbetter Capital Master, Ltd. and Bridgepointe Master Fund Ltd. (“Liquidation Agreement”) will have been entered into or will be about to be entered into. Pursuant to this Liquidation Agreement, Gottbetter Capital Master, Ltd. and Bridgepointe Master Fund Ltd. (collectively, “Bond Holders”) will be required to use their best endeavours to sell all of the issued shares in Loyalty Magic and this Liquidation Agreement will provide the Bond Holders with the ability to sell all of the issued shares in Loyalty Magic.

If, however, the Liquidation Agreement is not entered into, the parties acknowledge and agree that Catuity Inc. will remain entitled to sell all of the issued shares in Loyalty Magic.

2	Structure of Acquisition

(a)
Subject to certain conditions precedent and the terms and conditions of this Letter of Intent, Wishlist Holdings agrees to acquire and each of the Bond Holders agree to sell all of the shares on issue in Loyalty Magic.

(b)
This Letter of Intent records the basic terms of the agreement of the parties in relation to the Acquisition. The parties agree to execute a definitive written purchase agreement in relation to the Acquisition (“Purchase Agreement”) in accordance with the terms of this Letter of Intent.

(c)
Prior to the execution of a Purchase Agreement, which will supersede this Letter of Intent, Catuity Inc., Loyalty Magic and each of the Bond Holders agree to permit Wishlist Holdings to undertake due diligence in respect of Loyalty Magic on an exclusive basis.

3	Purchase Price

(a)
During the course of Wishlist Holdings’ due diligence investigations, the forecast earnings of Loyalty Magic before interest, tax, depreciation and amortisation (“EBITDA”) in respect of the full financial year ending 30 June 2008 (“FY08”) will be determined in accordance with Australian generally accepted accounting principles.

(b)
The determination of EBITDA for the purposes of this Letter of Intent including without limitation the calculation of the purchase price of the Acquisition (“Purchase Price”) will be made in good faith by Wishlist Holdings and its auditors, after taking into account the view of Catuity Inc. and/or Loyalty Magic and after due consideration and analysis of Loyalty Magic’s client contracts in existence, new client commitments as reflected in the “pipeline” and supported by past evidence of signings and existing letters of intent from clients.

(c)
Subject to the satisfaction or waiver of each of the conditions precedent set out in paragraph 4 of this Letter of Intent, the terms of paragraph 3(d) and the adjustment in paragraph 3(e), Wishlist Holdings will offer to pay as the Purchase Price:

(i)
if the forecast EBITDA of Loyalty Magic in respect of FY08 is greater than or equal to AUD$847,400 (ie. 95% of AUD$892,000), the sum of AUD$4,500,000 less the Option Fee on the completion of the Acquisition (“Completion”);

(ii)	if the forecast EBITDA of Loyalty Magic in respect of FY08 is greater than or equal to AUD$650,000 and less than AUD$847,400, the sum of AUD$4,200,000 less the Option Fee on Completion.

(d)
It is currently contemplated that the Purchase Price will be paid in cash to the party which is entitled to sell all of the issued shares in Loyalty Magic (being the Bond Holders or Catuity Inc.) and that, on Completion, Wishlist Holdings will pay to the party which is entitled to sell all of the issued shares in Loyalty Magic (being the Bond Holders or Catuity Inc.) the amount set out in paragraph 3(c)(i) or 3(c)(ii) (whichever is applicable).

(e)
At the close of the transaction, Loyalty Magic will have a minimum of AUD $140,000 in net working capital at Completion. Net working capital is defined as current assets less current liabilities. The Purchase Price will be adjusted for any difference between the amount of net working capital determined in accordance with this paragraph 3(e), and the actual amount of Loyalty Magic’s net working capital at Completion, and only if the actual amount of net working capital is lower than AUD $140,000.

4	Conditions Precedent of Offer and Agreement

(a)	Wishlist Holdings’ offer and agreement to acquire all of the shares on issue in Loyalty Magic is conditional upon:

(i)
Wishlist Holdings completing legal, commercial, technical and product audit and financial due diligence investigations in relation to Loyalty Magic and the business operated by Loyalty Magic (or any of its subsidiaries or affiliates) as is set out on Loyalty Magic’s website at www.loyalty-magic.com (“Business”) to the satisfaction of Wishlist Holdings and its advisers.

(ii)
Catuity Inc., Loyalty Magic, each of the Bond Holders and their respective directors, employees, representatives and advisers providing reasonable co-operation to Wishlist Holdings in relation to its due diligence investigations and providing Wishlist Holdings and its directors, employees, representatives and advisers with access to information in relation to Loyalty Magic and reasonable access to senior management of Loyalty Magic.

(iii)
There being employment contracts in place between Loyalty Magic and each employee of Loyalty Magic that Wishlist Holdings determines is essential to the continued success of the Business, which are on terms reasonably acceptable to Wishlist Holdings, it being acknowledged that on Completion Loyalty Magic will assume responsibility for Graham McStay’s employment contract and all of his accrued entitlements, save and except that the notice period applicable in respect of that contract in the event of its termination will be amended to correspond with the notice periods which currently apply in the event of the termination of the employment contracts of Wishlist Holdings’ executives.

(iv)
Wishlist Holdings receiving from the key customers of Loyalty Magic (being Amcal, API, EFS and others including without limitation potential prospective clients of the Business at Wishlist Holdings’ request) confirmation that they do not intend to terminate their contracts with Loyalty Magic or alter their intention to enter into contracts with Loyalty Magic merely because Wishlist Holdings is to make the Acquisition and will operate the Business post-Completion through face to face meetings which Wishlist Holdings intends to have with those key customers (such meetings only to be held in the presence of a representative of Loyalty Magic).

(v)
None of Catuity Inc, Loyalty Magic, any of the Bond Holders or any of their respective directors, employees or advisers providing any other party with any information concerning the Business or allowing any other party to conduct any form of due diligence in respect of the Business during the exclusivity period referred to in paragraph 9 of this Letter of Intent.

(vi)	Loyalty Magic’s forecast EBITDA for FY08 being greater than or equal to AUD$650,000.

5	Purchase Agreement

(a)
The parties agree to negotiate in good faith to enter into the Purchase Agreement, which will supersede this Letter of Intent. The Purchase Agreement will include the following principal terms and such other terms as the parties and their legal advisers consider appropriate to a transaction of the kind envisaged by this Letter of Intent:

(i)	Between the date of the Purchase Agreement and Completion:

(A)	the Business must be conducted in the usual course;

(B)	none of Catuity Inc., Loyalty Magic or any of the Bond Holders must take any action which interferes with or impedes or otherwise adversely affects the ordinary conduct of the Business; and

(C)	any material transactions or actions taken in relation to the Business must be approved by Wishlist Holdings.

(ii)	Completion will be conditional on the conditions precedent set out in paragraphs 4(a)(i) to 4(a)(iv) inclusive of this Letter of Intent.

(b)	The parties acknowledge that any foreclosure undertaken by the Bond Holders in respect of Catuity Inc. prior to Completion will not affect Completion as:

(i)
Catuity Inc. and each of the Bond Holders agree to the sale of all of the shares on issue in Loyalty Magic, subject to certain conditions precedent and the terms and conditions of this Letter of Intent; and

(ii)	the security held by the Bond Holders over the Loyalty Magic shares will be released at Completion.

6	Notification of Material Adverse Changes

Catuity Inc., Loyalty Magic and the Bond Holders must promptly notify Wishlist Holdings about any circumstance reasonably likely to:

(a)	materially adversely change the financial position, operations, profitability or prospects of the Business or the value of the assets of Loyalty Magic; or

(b)	require substantial capital expenditure,

and upon receipt of such notice, Wishlist Holdings may immediately terminate this Letter of Intent or the Purchase Agreement (as the case may be) by written notice to Catuity Inc., Loyalty Magic and the Bond Holders and in such circumstances, Wishlist Holdings will be entitled to the Option Fee. If Wishlist Holdings does not elect to terminate this Letter of Intent or the Purchase Agreement (as the case may be) then an appropriate adjustment will be made to the Purchase Price as agreed between the parties or, failing agreement, as determined by an independent accountant, whose determination will be final and binding upon the parties.

7	Co-operation

The parties will use their best endeavours to observe the following timeframe:

(a)	execution of the Purchase Agreement to occur before 15 September 2007; and

(b)	Completion to occur before 30 September 2007.

Wishlist Holdings agrees to use its best endeavours to observe the above timeframe provided that Catuity Inc., Loyalty Magic and each of the Bond Holders cooperate with Wishlist Holdings and provide Wishlist Holdings with such reasonable information, documents, and access to information, as Wishlist Holdings may deem desirable in order to conduct “due diligence” reviews in normal commercial scope and means.

8	Fees and Expenses

Except as specified in this Letter of Intent, each party will be responsible for its own expenses and those of its agents, auditors, attorneys and consultants incurred in connection with this letter and the Acquisition. Each party shall hold the other harmless from any claims of brokers, finders, agents, advisers and consultants.

9	Exclusivity and Wishlist Holdings’ Option

(a)
In due consideration of the value of an exclusive purchase opportunity, Wishlist Holdings agrees to pay the sum of AUD$250,000 (“Option Fee”) to acquire an option to undertake the Acquisition (“Option”). The Option may be exercised by Wishlist Holdings in writing at any time but no later than 30 September 2007 (“Option Expiration Date”). If Wishlist Holdings exercises the Option, the parties commit to undertaking the Acquisition on the terms of this Letter of Intent. The Option Fee is payable within 5 business days of Wishlist Holdings receiving this Letter of Intent signed by Catuity Inc., Loyalty Magic and each of the Bond Holders to Loyalty Magic’s solicitor, Arnold Bloch Leibler of Melbourne (“Stakeholder”) for the Stakeholder to hold in trust.

(b)
In granting the Option and receiving the Option Fee, Catuity Inc., Loyalty Magic, each of the Bond Holders and their respective directors, officers and advisers agree to negotiate exclusively with Wishlist Holdings, and not to enter into any discussions, arrangements, agreements or any contracts with any other party, in relation to the Business or the Acquisition or the sale of any of Loyalty Magic’s assets (other than sales of inventory in the ordinary course of business), from the date of this Letter of Intent until the date on which the Purchase Agreement is executed or the Option Expiration Date, whichever is earlier. Save to the extent that legal obligations to their shareholders or creditors require otherwise, prior to this date, none of Catuity Inc., Loyalty Magic or any of the Bond Holders will directly or indirectly, through any director, employee or representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the acquisition of the Business or assets of Loyalty Magic or the shares in Loyalty Magic in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course of business). Catuity Inc., Loyalty Magic and each of the Bond Holders each undertake to immediately notify Wishlist Holdings of any contact between Catuity Inc. or Loyalty Magic or any of the Bond Holders or any of their respective directors, employees or representatives and any other person regarding any such offer or proposal or any related inquiry and upon receipt of such notice, Wishlist Holdings may immediately terminate this Letter of Intent.

(c)	Subject to paragraph 6, the party which is entitled to sell all of the issued shares in Loyalty Magic (being the Bond Holders or Catuity Inc.) will be entitled to the Option Fee if:

(i)	Completion occurs; or

(ii)	Completion does not occur and:

(A)	Loyalty Magic’s forecast EBITDA in respect of FY08 is greater than or equal to AUD$650,000; and

(B)	none of Catuity Inc., Loyalty Magic or any of the Bond Holders are in breach of the terms of this Letter of Intent or the Purchase Agreement (as the case may be) in a material respect; and

(C)
none of Catuity Inc., Loyalty Magic or any of the Bond Holders or any of their respective directors, employees or representatives have, directly or indirectly, engaged in any of the activities referred to in paragraph 9(b).

(d)	Subject to paragraph 6, Wishlist Holdings will be entitled to the Option Fee if Completion does not occur and:

(i)	Loyalty Magic’s forecast EBITDA in respect of FY08 is less than AUD$650,000; or

(ii)	Catuity Inc., Loyalty Magic or any of the Bond Holders are in breach of the terms of this Letter of Intent or the Purchase Agreement (as the case may be) in a material respect; or

(iii)
Catuity Inc. and/or Loyalty Magic and/or any of the Bond Holders and/or any of their respective directors, employees or representatives directly or indirectly engage in any of the activities referred to in paragraph 9(b) and their respective legal obligations to their shareholders or creditors require either or both of them to do so.

10	Confidentiality and public announcements

(a)
The content of this Letter of Intent and the fact that Wishlist Holdings is interested in the Acquisition are confidential and will remain confidential until expressly agreed otherwise by the parties. None of Wishlist Holdings, Catuity Inc. Loyalty Magic, any of the Bond Holders or any of their respective directors, agents, employees or representatives shall make any disclosure or announcement concerning the content of this Letter of Intent or the existence of the proposed transaction, its terms, the proposals contained herein, or the terms of any definitive agreements, without the prior written consent of the other party or as required by law (including the rules of the SEC or any relevant stock market exchange in the U.S. or Australia), and such information shall only be disclosed to third parties (including employees) on a “need-to-know” basis.

(b)	The parties agree that the provisions of this paragraph shall remain in effect for two years following the termination of this Letter of Intent should the anticipated transaction not be completed.

11	Present Intent

This Letter of Intent is intended to constitute legal relations between the parties and to be formally binding upon the parties.

12	No other statements.

The parties agree that as of this date there are no oral or written representations, agreements or understandings concerning the subject matter of this Letter of Intent or the Acquisition contemplated herein.

Please return a copy of this Letter of Intent countersigned by an authorized representative of each of Catuity Inc., Loyalty Magic, Gottbetter Capital Master, Ltd. and Bridgepointe Master Fund Ltd. indicating Catuity Inc.’s, Loyalty Magic’s, Gottbetter Capital Master, Ltd.’s and Bridgepointe Master Fund Ltd.’s confirmation of their interest in the terms set forth herein and agreement to the provisions hereof.

The parties may execute separate copies of this letter, but both shall be deemed the same document. The offer contained in this Letter of Intent shall remain open until 24 August 2007. If not signed by an authorized officer or representative of each of Catuity Inc., Loyalty Magic, Gottbetter Capital Master, Ltd. and Bridgepointe Master Fund Ltd. and returned by such date, then it will expire without further action.

We look forward to proceeding in an effort to finalize a definitive agreement that is mutually acceptable, both in structure and price.

Best regards,

Adrian Finlayson	Huy Truong
CEO	Chairman
Wishlist Holdings Ltd

ACKNOWLEDGED AND AGREED THIS
day of August 2007:

CATUITY INC.

By:

Name of Authorised Director

LOYALTY MAGIC PTY LTD

By:

Name of Authorised Director

GOTTBETTER CAPITAL MASTER, LTD.

By:

Name of Authorised Director

BRIDGEPOINTE MASTER FUND LTD.

By:

Name of Authorised Director